Exhibit 99.1
Atlas Financial Holdings Announces Unaudited Second Quarter 2021 Financial Results

Conference Call Scheduled for Wednesday, August 11, 2021 at 8:30 AM ET

Chicago, Illinois (August 10, 2021) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” or “Atlas”) today reported its unaudited financial results for the second quarter ended June 30, 2021, and announced that the Company has filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the period ended June 30, 2021. The most recent filing can be reviewed in full in the SEC Filings section of the Company’s website at www.atlas-fin.com.

Scott D. Wollney, Atlas’ President & CEO said “Atlas continues to make significant progress in establishing relationships with large public automobile dispatch companies in anticipation of drivers and vehicles being returning back to service. We are receiving consistent feedback from taxi, livery and ride-share focused operators indicating that demand for rides greatly exceeds supply of drivers. As “enhanced unemployment” benefits start running out, the consensus is that a significant number of drivers will return to work which we expect will result in a very large increase in new business submissions. In the meantime, our second quarter 2021 submissions were up 55% as compared to the first quarter this year, and policies issued were up 59%. This trend continued to accelerate in the third quarter, as July submissions were up 85% as compared to the second quarter monthly average and policies issued during the month were up 108% on this same basis. While this growth rate is significant, the most exciting thing is the opportunity still ahead. Our current policy issuance is only 5% of what it was in 2018 and our average price per vehicle is up 25%. We continue to see extremely favorable rate conditions in our target markets, and are in a great position to take advantage of an unprecedented growth rate from our distribution channel of more than 400 active independent producers as cars are put back in service into operation.”

Second Quarter 2021 Financial Performance Summary
•Commission income was $1.8 million for the three months ended June 30, 2021, an increase of 88.3% from $951,000 for the three months ended June 30, 2020.
•Total revenue was $1.2 million for the three months ended June 30, 2021, a decrease of 3.1% from $1.3 million for the three months ended June 30, 2020.
•Loss from operating activities was $2.9 million in second quarter 2021 compared to a loss from operating activities of $4.7 million in second quarter 2020.
•On June 14, 2021 the SBA gave forgave the $4.6 million PPP loan.
•Net income from continuing operations was $660,000, or $0.06 per common share diluted, in second quarter 2021 compared to a net loss from continuing operations of $4.6 million, or $0.39 loss per common share diluted, in second quarter 2020.

Revenue
As an MGA, our commission and fee income are derived from policies and premium produced on behalf of insurance carrier partners. We earn commission for the sale of first year and renewal policies, which are presented in our condensed consolidated statements of operations as commission revenue.

Commission income for the three months ended June 30, 2021 totaled $1.8 million, compared to $951,000 for the three months ended June 30, 2020. The increase in commission income from the prior year period was largely due to modest increases in vehicles insured as compared to earlier COVID-19 pandemic levels, offset by the sale of renewal rights on larger paratransit accounts in 2020.

Exhibit 99.1
Atlas recorded other income of $925,000 and $327,000 for the three months ended June 30, 2021 and 2020, respectively. The increase resulted from professional services income received.

Total revenue was $1.2 million for the three months ended June 30, 2021, a decrease of 3.1% from $1.3 million for the three months ended June 30, 2020. Excluding a one-time impairment charge related to our headquarter building, which is held for sale, total revenue related to MGA operating activities is $2.7 million, an increase of 112.5% compared to the same quarter last year.

Underwriting Expenses
Acquisition costs for the three months ended June 30, 2021 were $955,000 compared to $466,000 for the three months ended June 30, 2020, and represent commissions paid to retail agents who sell insurance policies on our behalf.

Other underwriting expenses for the three months ended June 30, 2021 and 2020 were $3.6 million and $5.1 million, respectively. Approximately $2.4 million of our other underwriting expenses in the quarter related to the continuing operations of AGMI (which includes non-cash depreciation and amortization of $206,000) and the remaining $1.2 million relates to the Company’s headquarters building, which is listed for sale, and other holding company expenses. We believe that because a portion of our personnel and other expenses are relatively fixed in nature, changes in premium production may impact our operating scale and operating expense ratios.

Results of Operations
Atlas reported net income of $659,000 during the three months ended June 30, 2021 compared to net loss of $4.7 million during the three months ended June 30, 2020. Income per common share diluted was $0.06 for the three months ended June 30, 2021 compared to a net loss per common share diluted of $0.39 during the three months ended June 30, 2020.

Conference Call Details

Atlas will discuss these results in a conference call tomorrow morning (Wednesday, August 11, 2021) at 8:30 a.m. ET.

Participant Dial-In Numbers:
(United States): 877-407-9753
(International): 201-493-6739

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations after the issuance of the earnings release.

Submit Questions for the Call
Questions for consideration for the call can be emailed to aprior@equityny.com prior to 8:00 a.m. ET on Wednesday, August 11, 2021.

Webcast
The call will also be simultaneously webcast over the Internet via the Investor Relations section of Atlas’ website or by clicking on the conference call link:
https://78449.themediaframe.com/dataconf/productusers/atfin/mediaframe/46307/indexl.html.

Audio and a transcript of the call will be archived on the Company’s website.

Exhibit 99.1
About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, nonemergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its managing general agency operation (“AGMI”) and its insuretech digital platform (“optOn”). For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2020 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Operations

Condensed Consolidated Statements of Operations
($ in ‘000s, except for share and per share data)	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Commission income	$1,791	$951	$3,484	$3,003
Net realized losses	(1,477)	—	(1,465)	—
Other income	925	327	1,561	481
Total revenue	1,239	1,278	3,580	3,484
Acquisition costs	955	466	1,849	1,875
Other underwriting expenses	3,614	5,072	7,096	8,581
Amortization of intangible assets	97	97	195	195
Forgiveness of Paycheck Protection Program Loan	(4,601)	—	(4,601)	—
Interest expense, net	514	501	1,083	821
Total expenses	579	6,136	5,622	11,472
Income (loss) from operations before income taxes	660	(4,858)	(2,042)	(7,988)
Income tax benefit	—	(227)	—	(123)
Income (loss) from continuing operations	660	(4,631)	(2,042)	(7,865)
(Loss) income from discontinued operations, net of tax	(1)	(103)	151	(160)
Net income (loss)	$659	$(4,734)	$(1,891)	$(8,025)

Basic net income (loss) per share attributable to common shareholders
Continuing operations	$0.06	$(0.39)	$(0.17)	$(0.66)
Discontinued operations	—	(0.01)	0.01	(0.01)
Net income (loss)	$0.06	$(0.40)	$(0.16)	$(0.67)
Diluted net income (loss) income per share attributable to common shareholders
Continuing operations	$0.06	$(0.39)	$(0.17)	$(0.66)
Discontinued operations	—	(0.01)	0.01	(0.01)
Net income loss	$0.06	$(0.40)	$(0.16)	$(0.67)
Basic weighted average common shares outstanding	12,047,334	11,874,653	12,035,560	11,855,882
Diluted weighted average common shares outstanding	12,047,334	11,874,653	12,035,560	11,855,882

Condensed Consolidated Statements of Comprehensive Income (Loss)
Net income (loss)	$659	$(4,734)	$(1,891)	$(8,025)

Other comprehensive (loss) income:
Changes in net unrealized investment (losses) gains	(9)	303	(22)	245
Reclassification to net income (loss)	(1)	(2)	(159)	(93)
Other comprehensive (loss) income	(10)	301	(181)	152
Total comprehensive income (loss)	$649	$(4,433)	$(2,072)	$(7,873)

See accompanying Notes to Condensed Consolidated Financial Statements.in the Company’s Form 10-Q

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Financial Position

($ in ‘000s, except for share and per share data)	June 30, 2021	December 31, 2020
Assets	(unaudited)
Cash and cash equivalents	$2,014	$5,238
Restricted cash	3,197	5,287
Premiums receivable (net of allowance of $800 and $800)	13,859	13,442
Intangible assets, net	2,040	2,235
Property and equipment, net	3,260	18,815
Right-of-use asset	566	888
Notes receivable	18,017	18,017
Other assets	1,977	1,895
Assets held for sale	57,870	53,885
Total assets	$102,800	$119,702
Liabilities
Premiums payable	$18,500	$19,416
Lease liability	663	1,091
Due to deconsolidated affiliates	19,091	19,170
Notes payable, net	33,354	36,168
Other liabilities and accrued expenses	3,446	4,342
Liabilities held for sale	50,544	60,407
Total liabilities	$125,598	$140,594
Commitments and contingencies (see Note 7)
Shareholders' Deficit
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued: June 30, 2021 - 12,302,839 and December 31, 2020 - 12,248,798; shares outstanding: June 30, 2021 - 12,047,334 and December 31, 2020 - 11,993,293	$37	$37
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: June 30, 2021 and December 31, 2020 - 0	—	—
Additional paid-in capital	82,006	81,840
Treasury stock, at cost: 255,505 shares of ordinary voting common shares at June 30, 2021 and December 31, 2020, respectively	(3,000)	(3,000)
Retained deficit	(102,090)	(100,199)
Accumulated other comprehensive income, net of tax	249	430
Total shareholders' deficit	$(22,798)	$(20,892)
Total liabilities and shareholders' deficit	$102,800	$119,702

See accompanying Notes to Condensed Consolidated Financial Statements.in the Company’s Form 10-Q